CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1/A of our report dated May 24, 2016 with respect to the audited balance sheet of Sigmata Electronics Inc. as of February 29, 2016 and the related statement of operations, changes in shareholders’ deficit and cash flows for the period from January 28, 2016 (inception) through February 29, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 30, 2016